FOR IMMEDIATE RELEASE

                            IMPCO TECHNOLOGIES, INC.
                 ADOPTS STOCKHOLDER PROTECTION RIGHTS AGREEMENT

         CERRITOS, CA - July 1, 1999 -IMPCO Technologies, Inc. (Nasdaq:IMCO) today announced that its Board of Directors yesterday adopted a Stockholder Protection Rights Agreement and declared a dividend of one Right on each outstanding share of IMPCO Common Stock. The dividend will be paid on July 26, 1999 to stockholders of record on July 12, 1999.

         The Rights Agreement was not adopted in response to any specific effort to acquire control of IMPCO. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive stockholders of the full value of their investment.

         Until it is announced that a person or group has acquired 15% or more of IMPCO's Common Stock (an "Acquiring Person") or commences




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a tender offer that will result in such person or group owning 15% or more of
IMPCO's Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase one share of Common Stock for an exercise price of $45.00.

         Upon announcement that any person or group has become an Acquiring Person (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of IMPCO Common Stock having a market value of twice the exercise price. Also, if after an Acquiring Person controls IMPCO's Board of Directors, IMPCO is involved in a merger or sells more than 50% of its assets or earning power or is involved with an Acquiring Person in certain "self-dealing" transactions (or has entered an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other stockholders, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 15% and 50% of IMPCO's Common Stock, IMPCO's Board of




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Directors may, at its option, exchange one share of IMPCO Common Stock for each
Right.

         The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date.

         Robert M. Stemmler, President and Chief Executive Officer of IMPCO, stated that "the Rights Agreement is not intended to and will not prevent a takeover of IMPCO at a full and fair price. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its stockholders because the Rights can be redeemed prior to a triggering event.

         "The Rights Agreement does not in any way weaken IMPCO's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to IMPCO or its stockholders and will not change the way in which IMPCO shares are traded."

         A letter to stockholders regarding the Rights Agreement and a Summary of certain terms of the Rights Agreement will be mailed to stockholders.




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         IMPCO designs, manufactures and markets equipment that allows internal combustion engines to operate on alternative fuels, primarily propane and natural gas. The Company's products, sold for aftermarket conversions and as original equipment, are used in a variety of motor vehicles, forklifts and small portable to large stationary engines.